[LOGO]

                               G&K SERVICES, INC.
                         5995 Opus Parkway, Suite 500
                         Minneapolis, Minnesota 55343

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               NOVEMBER 7, 2002

                             ---------------------

TO THE SHAREHOLDERS OF G&K SERVICES, INC.:

     Please take notice that the Annual Meeting of Shareholders of G&K Services, Inc. (the "Company") will be held, pursuant to due call by the Board of Directors of the Company, at The Hilton Minneapolis & Towers, 1001 Marquette Avenue South, Minneapolis, Minnesota, 55403, on Thursday, November 7, 2002, at 10:00 a.m. prevailing Minneapolis time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

   1.  To elect three "Class I" directors to serve for terms of three years;

   2. To approve an amendment to the Company's 1998 Stock Option and Compensation Plan (i) to increase the number of shares of Class A Common Stock reserved for issuance thereunder from 1,500,000 shares to 3,000,000 shares; and (ii) to limit the number of shares of Class A Common Stock that may be covered by option grants under the 1998 Plan to any person during any fiscal year to 200,000 shares;

   3. To ratify the appointment of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the Company for fiscal 2003; and

   4. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on September 12, 2002, will be entitled to vote at the meeting or any adjournments thereof.

     A proxy for the meeting is enclosed herewith. You are requested to fill in and sign the proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope.

                                        By Order of the Board of Directors

                                        G&K SERVICES, INC.

                                        Jeffrey L. Wright, Secretary

September 26, 2002

                              PROXY STATEMENT OF
                              G&K SERVICES, INC.

                         5995 Opus Parkway, Suite 500
                         Minneapolis, Minnesota 55343

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                NOVEMBER 7, 2002
                            ---------------------

                              PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held November 7, 2002 (the "Meeting"). The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was September 24, 2002. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the Meeting and at any adjournments thereof. Presence at the Meeting of a shareholder who has signed a proxy does not, alone, revoke that proxy. Only shareholders of record at the close of business on September 12, 2002 (the "Record Date") will be entitled to vote at the Meeting or any adjournments thereof. All shares which are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies.

                              HOUSEHOLDING NOTICE

     The Securities and Exchange Commission (the "SEC") has adopted rules that permit companies to deliver a single set of proxy materials to households with multiple shareholders, provided such shareholders give their affirmative or implied consent and certain other conditions are met. This procedure is referred to as "householding." This year, the Company's proxy materials contain a form that will enable the householding of proxy and information statements, annual reports and prospectuses (which we refer to as the "Specified Materials"). As a result, if you have given consent to participate in householding, you and all other shareholders in your household will receive only one copy of future Specified Materials unless we receive contrary instructions from you (or from one of these other shareholders).

     Some households with multiple shareholders may, through a general consent relating to securities they hold, already have available to them the householding of the Company's proxy materials. We will promptly deliver separate copies of our proxy statement and annual report at the request of any shareholder who is in a household that participates in the householding of the Company's proxy materials. The request may be made by calling the toll-free telephone number included in the householding notice that accompanies these proxy materials. In addition, the Company has been notified that certain intermediaries, i.e. brokers or banks, will household proxy materials. You will be advised by a bank or broker who is householding as to how you may receive a separate copy if you so desire.

     Your participation in this program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to the Company of preparing and mailing duplicate materials.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding two classes of voting securities, Class A Common Stock, $0.50 par value, and Class B Common Stock, $0.50 par value, of which 19,253,173 shares of Class A Common Stock and 1,474,996 shares of Class B Common Stock were outstanding as of the close of business on the Record Date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters put to a vote of shareholders. The Company's Class A and Class B Common Stock are collectively referred to in this Proxy Statement as the Company's "Common Stock."

     The following table sets forth, as of the Record Date, certain information with regard to the beneficial ownership of the Company's Class A and Class B Common Stock and the voting power resulting from the ownership of such stock by
(i) all persons known by the Company to be the owner, of record or beneficially, of more than 5% of the outstanding Class A or Class B Common Stock of the Company, (ii) each of the directors and nominees for election to the Board of Directors of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group, inclusive of each Named Executive Officer and without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Suite 500, Minneapolis, Minnesota 55343.

                                               Class A Common Stock(2)            Class B Common Stock
                                             ---------------------------   ---------------------------------    Percent of
                                                Number of       Percent           Number            Percent       Voting
Name of Beneficial Owner(1)                      Shares        of Class          of Shares         of Class      Power(3)
------------------------------------------   --------------   ----------   --------------------   ----------   -----------
Michael G. Allen(4) .......................       2,000(7)            *                  --              --            *
Paul Baszucki(5) ..........................       9,000(8)            *                  --              --            *
Richard M. Fink(4) ........................     185,307(9)         1.0%           1,315,135(10)        89.2%        39.3%
Wayne M. Fortun(6) ........................       9,155(8)            *                  --              --            *
Donald W. Goldfus(6) ......................      12,750(8)            *                                                *
William M. Hope(5) ........................      66,537(11)           *                  --              --            *
Thomas R. Moberly(6) ......................      91,977(12)           *                  --              --            *
M. Lenny Pippin(4) ........................       1,000(7)            *                  --              --            *
Robert G. Wood ............................      29,209(13)           *                  --              --            *
Jeffrey L. Wright .........................      28,274(14)           *                  --              --            *
D. R. Verdoorn(5) .........................       5,000(15)           *                  --              --            *
All named executive officers and directors
 as a group (11 persons) ..................     440,209(16)         2.8%          1,315,135            89.2%        40.1%
T. Rowe Price Associates, Inc.(17)
 100 E. Pratt Street
 Baltimore, MD 21202 ......................   1,821,550             9.5%                 --              --          5.3%

------------
*  Less than 1%.

(1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2) Does not include shares of Class A Common Stock which may be acquired by holders of Class B Common Stock upon conversion of their shares of Class B Common Stock, at any time, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

(3) Holders of Class B Common Stock are entitled to ten votes for each share on all matters submitted to a vote of shareholders. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

(4) Each of these persons is currently a Class I director and nominee for re-election to the Board of Directors of the Company. Mr. Fink is also an executive officer of the Company.

(5)  Each of these persons is currently a Class II director of the Company.

(6) Each of these persons is currently a Class III director of the Company. Mr. Moberly is also an executive officer of the Company.

(7) Includes 1,000 shares subject to options that are exercisable within the next 60 days.

(8) Includes 8,000 shares subject to options that are exercisable within the next 60 days.

(9) Includes 16,422 shares subject to options that are exercisable within the next 60 days, 78,226 shares held by Richard M. Fink as co-trustee for the benefit of one of his children, 22,906 shares owned by a private foundation with respect to which Mr. Fink has shared voting power and 7,700 shares held by Mr. Fink's spouse.

(10) Includes 390,128 shares held by a family limited partnership of which Mr. Fink is a limited partner.

(11) Includes 6,860 shares subject to options that are exercisable within the next 60 days.

(12) Includes 16,840 shares subject to options that are exercisable within the next 60 days, 11,400 shares held as joint tenant with his spouse, 516 shares held as guardian for his minor children and 1,000 shares held by his spouse.

(13) Includes 11,304 shares subject to options that are exercisable within the next 60 days.

(14) Includes 15,706 shares subject to options that are exercisable within the next 60 days.

(15) Includes 3,000 shares subject to options that are exercisable within the next 60 days.

(16) Includes 96,132 shares subject to options that are exercisable within the next 60 days.

(17) Based solely upon the most recent report filed with the SEC pursuant to Rule 13f-1 of the Securities Exchange Act of 1934, as amended.

     The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family, or held in trust for any other person, including family members, or held by a family limited partnership or foundation.

     On June 14, 1985, Richard M. Fink, Chairman of the Board of the Company and certain other persons who are no longer holders of Class B Common Stock entered into a Stockholder Agreement with the Company. This Stockholder Agreement presently covers 1,315,135 shares of Class B Common Stock, representing approximately 89.2% of the outstanding shares of the Class B Common Stock. The Stockholder Agreement provides for restrictions on the transferability of the Class B Common Stock, in addition to certain restrictions contained in the Company's Restated Articles of Incorporation. The shares of Class B Common Stock were acquired pursuant to an exchange offer made by the Company in May 1985. The shares of Class B Common Stock owned by Mr. Fink represent substantial voting control of the Company.

                               PROPSAL NUMBER 1:

                         ELECTION OF CLASS I DIRECTORS

     The Board of Directors of the Company presently consists of nine directors. Pursuant to the Company's articles of incorporation, these nine directors are divided into three classes, designated as Class I, Class II and Class III, respectively, which are elected to serve for staggered three-year terms of office that expire in successive years. The respective current terms of office for the directors in Class I, Class II and Class III expire at the 2002, 2003 and 2004 Annual Shareholders' Meetings.

     At the Meeting, Messrs. Michael G. Allen, Richard M. Fink and M. Lenny Pippin, the three individuals that currently comprise the Class I directors, have been nominated by the Board of Directors to serve as the Class I directors of the Company for a three year term commencing immediately following the Meeting and expiring at the 2005 Annual Shareholders' Meeting, or until his successor is elected and qualified. If elected, each such nominee has consented to serve as a Class I director.

     Set forth below is information regarding the three individuals nominated for re-election to the Board of Directors of the Company as Class I directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date hereof.

Name and Age of                            Principal Occupation, Business Experience Past            Director
Director/Nominee                          Five Years and Directorships in Public Companies            Since
-------------------------------   ---------------------------------------------------------------   ---------
Class I Nominees:
Michael G. Allen (64) .........   Retired, Founder Chairman of The Michael Allen Company,              2001
                                  a strategy development firm. Mr. Allen formerly served as Vice
                                  President of Corporate Strategy for General Electric from 1974 to 1979.

Richard M. Fink (72) ..........   Chairman of the Board of the Company. Mr. Fink was also              1968
                                  Chief Executive Officer of the Company until January 1997.

M. Lenny Pippin (55) ..........   President and Chief Executive Officer of Schwan's Sales              2001
                                  Enterprises, Inc. since November 1999. Mr. Pippin serves as a director of Lykes Brothers and formerly served as that
                                  company's President and Chief Executive Officer.

Vote Required

     All shares represented by proxies will be voted "FOR" the election of the foregoing Class I nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

     The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A and Class B Common Stock present and entitled to vote at the Meeting is required for election to the Board of each of the three (3) nominees named above. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the election of directors, shall not be considered present and entitled to vote on the election of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES LISTED ABOVE.

              DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                                                                                        Director
                                                                                          Term
Name                        Age    Title                                      Since     Expires
------------------------   -----   ---------------------------------------   -------   ---------
Richard M. Fink             72     Chairman and Director (Class I)            1968        2002
Thomas R. Moberly           54     Chief Executive Officer and Director       1993        2004
                                   (Class III)
Richard L. Marcantonio      52     President and Chief Operating Officer      2002          --
Robert G. Wood              54     President, G&K Services Canada, Inc.       2000          --
Jeffrey L. Wright           40     Chief Financial Officer and Secretary      1999          --
Michael F. Woodard          45     Controller                                 1996          --
Michael G. Allen            64     Director (Class I)                         2001        2002
Paul Baszucki               62     Director (Class II)                        1994        2003
Wayne M. Fortun             53     Director (Class III)                       1994        2004
Donald W. Goldfus           68     Director (Class III)                       1989        2004
William M. Hope             69     Director (Class II)                        1983        2003
M. Lenny Pippin             55     Director (Class I)                         2001        2002
D.R. Verdoorn               63     Director (Class II)                        2000        2003

Richard M. Fink--See the information set forth under "Election of Class I Directors" above.

Thomas R. Moberly--has served as Chief Executive Officer of the Company since January 1999 and served as President of the Company from September 1997 until July 2002. Mr. Moberly also served as the Company's Chief Operating Officer from September 1997 to January 1999 and as the Company's Executive Vice President from February 1993 to September 1997. Prior thereto, Mr. Moberly was a Regional Manager of the Company.

Richard L. Marcantonio--has served as President and Chief Operating Officer of the Company since July 2002. Prior to joining the Company, Mr. Marcantonio served as President of the industrial and service sectors at Ecolab Inc., a leading global developer and marketer of cleaning and maintenance products ("Ecolab"), from March 2002 until June 2002. Mr. Marcantonio served as Senior and/or Executive Vice President of Ecolab's industrial sector from March 1997 until December 2000 and served as Executive Vice President of Ecolab's industrial and service sectors from January 2000 until February 2002. Prior to his employment at Ecolab, Mr. Marcantonio served in senior management, sales and marketing positions at Keebler Company, a subsidiary of United Biscuits (Holdings) plc. He also served as president and chief executive officer of Specialty Brands, another subsidiary of United Biscuits (Holdings) plc.

Robert G. Wood--has served as President of the Company's Canadian operations since 1998 and Regional Vice President since 1997. Mr. Wood joined the Company in 1995 as a General Manager and served as an Executive Vice President of the Company from May 2000 until July 2002. Prior to joining the Company, he was Vice President of Marketing and Director of Sales with Livingston International, Inc., where he spent 23 years in a variety of operating, sales, service and marketing positions.

Jeffrey L. Wright--has served as the Company's Chief Financial Officer and Secretary since February 1999, and served as the Company's Treasurer from February 1999 until November 2001. Mr. Wright was Controller for BMC Industries, Inc. ("BMC") from 1996 to 1997 and Treasurer for BMC from 1997 until the time he joined the Company. From 1993 to 1996 Mr. Wright was Treasurer for Employee Benefit Plans, Inc.

Michael F. Woodard--joined the Company in September 1996 as Controller. Mr. Woodard was Treasurer of Dataserv, Inc. from 1993 to the time he joined the Company.

Michael G. Allen--See the information set forth under "Election of Class I Directors" above.

Paul Baszucki--Chairman of the Board of Directors of Norstan, Inc. since May 1997. Mr. Baszucki also served as Chief Executive Officer of that Company from 1986 until May 1997 and from December 1999 to October 2000. Mr. Baszucki is also a director and a member of the Compensation Committee of WSI Industries, Inc.

Wayne M. Fortun--has served as President, Chief Executive Officer, Chief Operating Officer and a director of Hutchinson Technology Inc. Mr. Fortun is also a director of C.H. Robinson Worldwide, Inc.

Donald W. Goldfus--Retired since June 1999. Mr. Goldfus was formerly the Chairman of the Board of Directors of Apogee Enterprises, Inc. ("Apogee") and continues as a director of Apogee. Mr. Goldfus also served as Chief Executive Officer of Apogee from 1986 until January 1998.

William M. Hope--Formerly the Chief Executive Officer of the Company from January 1997 until January 1999. From 1993 to 1997, Mr. Hope served as President and Chief Operating Officer of the Company. Mr. Hope served as a director of Minntech Corporation and served as Chairman of the Board of that company from June 2000 until September 2001. Mr. Hope formerly served as that company's Interim Chief Executive Officer from June 2000 to November 2000.

M. Lenny Pippin--See the information set forth under "Election of Class I Directors" above.

D.R. Verdoorn--Chairman of the Board of C.H. Robinson Worldwide, Inc. since 1998 and a member of the Board of Directors of that corporation since 1975. Mr. Verdoorn also served as Chief Executive Officer of that corporation and its predecessor from 1977 until May 2002, and as President of that corporation from 1977 until 1999. Mr. Verdoorn has served on the Boards of Directors for United Fresh Fruit and Vegetable Association and the Produce Marketing Association.

                            EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company who have served as executive officers during the fiscal year ended June 29, 2002 (the "Named Executive Officers").

                          Summary Compensation Table

                                                                                       Long-Term
                                                Annual Compensation              Compensation--Awards
                                       ------------------------------------- -----------------------------
                                                               Other Annual     Restricted     Securities    All Other
                               Fiscal    Salary                Compensation       Stock        Underlying   Compensation
Name and Principal Position     Year     ($)(1)    Bonus ($)      ($)(2)      Awards ($)(3)   Options (#)      ($)(4)
----------------------------- -------- ---------- ----------- -------------- --------------- ------------- -------------
Richard M. Fink                 2002    390,750           0       34,817         193,020          6,887        29,317
Chairman of the Board           2001    376,173           0       37,209              --          6,456        27,585
                                2000    367,358           0       66,369              --         16,759        30,101

Thomas R. Moberly (5)           2002    475,000           0       19,281         413,706          8,050        29,761
Chief Executive Officer         2001    430,685           0       13,699              --          7,242        22,903
                                2000    395,000           0       21,653              --         16,891        23,164

Robert G. Wood (6)              2002    267,611           0       37,305              --          4,920         4,508
President--G&K Services         2001    253,558      12,364       14,296         221,027          4,211           904
Canada Inc.                     2000    149,004           0       14,948         147,236         14,060           766

Jeffrey L. Wright               2002    232,500           0       11,474              --          3,220        14,818
Chief Financial Officer         2001    205,788           0        7,530         221,027          2,639        10,510
and Secretary                   2000    176,539           0        4,898          79,412         11,540         5,316

------------
(1) Includes cash compensation deferred at the election of the executive officer under the terms of the Company's 401(k) Savings Incentive Plan and the Executive Deferred Compensation Plan.

(2) Includes compensation relating to reimbursement for the payment of taxes resulting from the vesting of restricted stock awards, personal use of company car and country club dues.

(3) Amounts shown in this column reflect the dollar value (net of any consideration paid by the named executive officer) of awards of restricted stock as of the date such awards were granted, calculated by multiplying
     (i) the difference between (A) the closing market price of unrestricted Class A Common Stock of the registrant on the Nasdaq National Market on the date of grant, and (B) the consideration paid by the Named Executive Officer, by (ii) the number of shares awarded. As of June 29, 2002, the Named Executive Officers held the following as a result of grants under the 1989 Stock Option and Compensation Plan and/or the 1998 Stock Option and Compensation Plan: Mr. Fink held 6,000 restricted shares at a market value (net of any consideration paid by Mr. Fink) of $202,440; Mr. Moberly held 14,212 restricted shares at a market value (net of any consideration paid by Mr. Moberly) of $479,513; Mr. Wright held 9,356 restricted shares at a market value (net of any consideration paid by Mr. Wright) of $315,671; and Mr. Wood held 11,775 restricted shares at a market value (net of any consideration paid by Mr. Wood) of $397,289. Restricted stock awards vest in equal annual installments of five to seven years beginning on the first anniversary of the date of grant. Regular dividends are paid on the restricted shares. The Company has agreed to make certain payments to the recipients of restricted stock to cover the taxes payable by such persons upon the vesting of such shares. See footnote 2 above.

(4) Represents matching contributions by the Company under the Company's 401(k) Savings Incentive Plan and the Executive Deferred Compensation Plan and payment by the Company of term life insurance premiums.

(5) Mr. Moberly also served as President of the Company from September 1997 until July 2002.

(6) Mr. Wood was designated an executive officer of the Company in May 2000. Mr. Wood currently serves as President of the Company's Canadian operations and served as Executive Vice President of the Company from May 2000 until July 2002.

                       Option Grants In Last Fiscal Year

     The following table sets forth the number of individual grants of stock options made during fiscal year 2002 to the Named Executive Officers:

                                                                                         Potential Realizable
                                                                                                 Value
                                                                                        at Assumed Annual Rates
                                                                                                  of
                                                                                        Stock Price Appreciation
                                               Individual Grants                            for Option Term
                        --------------------------------------------------------------- -----------------------
                         Number of Shares   Percent of Total
                            Underlying      Options Granted    Exercise or
                              Options       to Employees in    Base Price    Expiration
Name                        Granted (#)      Fiscal Year(%)   ($/Share)(1)      Date     5% ($)(3)   10% ($)(3)
----------------------- ------------------ ----------------- -------------- ----------- ----------- -----------
Richard M. Fink .......     6,887 (2)           1.7              $27.95       09/01/11    $121,057    $306,782
Thomas R. Moberly .....     8,050 (2)           2.0              $27.95       09/01/11    $141,500    $358,588
Jeffrey L. Wright .....     3,220 (2)           0.8              $27.95       09/01/11    $ 56,600    $143,435
Robert G. Wood ........     4,920 (2)           1.2              $27.95       09/01/11    $ 86,482    $219,162

(1) Amount represents the fair market value of the Company's Common Stock on the date of grant.

(2)  Options were issued on September 1, 2001, and vest on September 1, 2004.

(3) The hypothetical potential appreciation shown in these columns for the named executive is required by rules of the SEC. These amounts do not represent either the historical or anticipated future performance of the Company's common stock price appreciation.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year-End Option Values

     The following table sets forth information as to the exercise of options and number and value of unexercised options at fiscal year-end for each of the Named Executive Officers who owned options during fiscal 2002:

                                                                           Number of Securities         Value of Unexercised
                                        Shares                            Underlying Unexercised            in-the-Money
                                       Acquired            Value          Options at 6/29/02 (#)       Options at 6/29/02 ($)
Name                               on Exercise (#)     Realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------------------   -----------------   --------------   ---------------------------   --------------------------
Richard M. Fink (1) ...........             0                  --            12,183/21,769           $76,997/$118,879
Thomas R. Moberly (2) .........             0                  --            12,447/24,776           $76,997/$130,707
Jeffrey L. Wright (3) .........             0                  --             15,707/9,192           $ 61,603/$66,199
Robert G. Wood (4) ............         4,167             $58,338             5,576/14,858           $ 38,494/$93,621

------------
(1) Options held as of June 29, 2002 include (i) 3,850 options granted on September 1, 1998 at an exercise price of $46.00 per share; (ii) 4,259 options granted on September 1, 1999 at an exercise price of $41.56 per share; (iii) 12,500 options granted on May 25, 2000 at an exercise price of $25.00 per share; (iv) 6,456 options granted on September 1, 2000 at an exercise price of $28.50 per share; and (v) 6,887 options granted September 1, 2001 at an exercise price of $27.95. The closing sale price of the Class A Common Stock on June 29, 2002 was $34.24.

(2) Options held as of June 29, 2002 include (i) 2,160 options granted on January 2, 1998 at an exercise price of $41.88 per share; (ii) 2,880 options granted on September 1, 1998 at an exercise price of $46.00 per share; (iii) 4,391 options granted on September 1, 1999 at an exercise price of $41.56 per share; (iv) 12,500 options granted on May 25, 2000 at an exercise price of $25.00 per share; (v) 7,242 options granted on September 1, 2000 at an exercise price of $28.50 per share; and (vi) 8,050 options granted on September 1, 2001 at an exercise price of $27.95 per share. The closing sale price of the Class A Common Stock on June 29, 2002 was $34.24.

(3) Options held as of June 29, 2002 include (i) 7,500 options granted on February 8, 1999 at an exercise price of $53.34 per share; (ii) 1,540 options granted on September 1, 1999 at an exercise price of $41.56 per share; (iii) 10,000 options granted on May 25, 2000 at an exercise price of $25.00 per share; (iv) 2,639 options granted on September 1, 2000 at an exercise price of $28.50 per share; and (v) 3,220 options granted on September 1, 2001 at an exercise price of $27.95 per share. The closing sale price of the Class A Common Stock on June 29, 2002 was $34.24.

(4) Options held as of June 29, 2002 include (i) 1,410 options granted on September 1, 1998 at an exercise price of $46.00 per share; (ii) 1,560 options granted on September 1, 1999 at an exercise price of $41.56 per share; (iii) 12,500 options granted on May 25, 2000 at an exercise price of $25.00 per share; (iv) 4,211 options granted on September 1, 2000 at an exercise price of $28.50 per share; and (v) 4,920 options granted on September 1, 2001 at an exercise price of $27.95 per share. The closing sale price of the Class A Common Stock on June 29, 2002 was $34.24. Shares acquired upon exercise were acquired on May 10, 2002 at an exercise price of $25.00 per share. Those same shares were then sold in two lots on May 10 and May 14, 2002 at $39.00 per share.

                              Pension Plan Table

                                          Years of Service
                 -------------------------------------------------------------------
Remuneration          15            20            25            30            35
--------------   -----------   -----------   -----------   -----------   -----------
   $ 125,000      $ 31,250      $ 41,667      $ 52,083      $ 62,500      $ 62,500
     150,000        37,500        50,000        62,500        75,000        75,000
     175,000        43,750        58,333        72,917        87,500        87,500
     200,000        50,000        66,667        83,333       100,000       100,000
     225,000        56,250        75,000        93,750       112,500       112,500
     250,000        62,500        83,333       104,167       125,000       125,000
     300,000        75,000       100,000       125,000       150,000       150,000
     350,000        87,500       116,667       145,833       175,000       175,000
     400,000       100,000       133,333       166,667       200,000       200,000
     450,000       112,500       150,000       187,500       225,000       225,000

     The table above sets forth the estimated annual straight life annuity benefits payable upon an executive's retirement at age 65 under both the Company's Pension Plan and its Supplemental Executive Retirement Plan, for various compensation and years of service categories, without any reduction for Social Security benefits. These plans take into account the average annual salary and bonus shown in the Summary Compensation Table, paid during the five consecutive calendar years in which such amounts were highest (within the past 10 years). The number of years of service credited for Messrs. Fink, Moberly, Wright and Wood as of June 30, 2001 were 37 years, 28 years, 3 years and 6 years, respectively.

Employment Agreements

     Effective January 1, 2001, the Company entered into an Executive Employment Agreement for an indefinite term with each of Messrs. Fink, Moberly, Wood and Wright (each such agreement, is hereinafter referred to as an "Agreement"). On June 25, 2002, the Company entered into an Executive Employment Agreement with Richard L. Marcantonio that became effective on July 15, 2002 and under which Mr. Marcantonio currently serves as the Company's President and Chief Operating Officer. Each Agreement will terminate upon the death, disability or retirement of the executive who is a party to the Agreement and provides that employment may be terminated at any time by the Company or by the executive upon 30 days notice. If the Company terminates the Agreement without "Cause", and the terminated executive executes a written release form, the executive is then entitled to receive the salary and benefits provided under the Agreement for a period of twelve months following his termination, except that Mr. Marcantonio will be entitled to receive his salary and benefits for a period of eighteen months if he is terminated within the first two years of employment. Each Agreement also provides that if within one year of any "Change in Control" of the Company (as defined in the Agreements), either (1) the Company terminates the executive for any reason other than for Cause, or (2) the executive terminates his employment for "Good Reason", then the executive is entitled to:

   (1) continuation of salary and benefits for twelve months as described above, except that Mr. Marcantonio will be entitled to continuation of his salary and benefits for twenty-four months; and

   (2) reimbursement of all reasonable outplacement expenses up to $12,000.

     The Agreements define "Cause" as, among others things: (1) the failure or refusal to perform duties, (2) indictment or conviction of a felony, (3) drunkenness or abuse of drugs, (4) material dishonesty, or (5) gross negligence. The Agreement defines "Good Reason" as, among others: (1) an adverse involuntary change in the executive's status or position, (2) a reduction, by the Company, in the executive's base salary, (3) the Company requiring the executive to be based anywhere other than where the executive's office is located as of the day before a Change in Control, or (4) any purported termination by the Company of this Agreement or the employment of the executive at any time after a Change in Control.

     Messrs. Fink, Moberly, Wood, Wright and Marcantonio has each covenanted and agreed that for a period of eighteen (18) months following the termination of his employment with the Company, he will not (i) compete against the Company, (ii) obtain any ownership interest in any competitor or become employed by any competitor, (iii) encourage any employees of the Company to violate the terms of their employment contracts with the Company or (iv) attempt to take away any customers of the Company. Each of Messrs. Fink, Moberly, Wood, Wright and Marcantonio has also agreed not to disclose any confidential Company information at any time before or after termination of his employment with the Company.

Change In Control Agreements

     The Company has entered into change of control agreements with each of Messrs. Fink, Moberly, Wright and Wood. Each agreement provides that upon a Change in Control, as defined in the 1989 Stock Option and Compensation Plan and/or the 1998 Stock Option and Compensation Plan (together the "Plans"), (i) the restrictions on all shares of restricted stock awards shall lapse immediately; (ii) all outstanding options and stock appreciation rights shall become immediately exerciseable; and (iii) all performance share objectives shall be deemed to have been met and payment thereon shall be made immediately.

Director Compensation

     The Company pays each director who is not otherwise employed by the Company an annual fee of $14,000 and $2,000 for each meeting of the Board of Directors and $500 for each committee meeting of the Board of Directors attended.

     In addition, directors who are not otherwise employed by the Company also participate in the 1996 Director Stock Option Plan (the "1996 Plan") which provides for an annual grant to non-employee directors of options to purchase 1,000 shares at an option exercise price equal to the average of the closing prices of the Company's Class A Common Stock during the ten business days preceding the Company's Annual Meeting for a given year. Each such option has a ten-year term and generally becomes exercisable on the first anniversary of the grant date. In connection with the original adoption of the 1996 Plan, each of Messrs. Baszucki, Fortun and Goldfus received a one-time grant of options to purchase 3,000 shares of Class A Common Stock. Messrs. Verdoorn, Allen and Pippin also received one-time grants of options to purchase 3,000 shares of Common Stock on October 26, 2000, November 8, 2001 and November 8, 2001, the respective dates of their initial elections to the Board of Directors. Each of the 3,000 share options has a ten-year term and vests in three equal installments on each of the first, second and third anniversaries of the grant date.

Stock Performance Graph

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's common stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following graph summarizes the cumulative five-year return on $100 invested in the Company's common stock, the Standard and Poor's ("S&P") 500 Stock Index and a nationally recognized group of companies in the textile services industry (the "Peer Index"). The companies included in the Peer Index are Angelica Corporation, Cintas Corporation, G&K Services, Inc., Unifirst Corporation, Aramark Corporation ("Aramark") and National Service Industries, Inc. ("NSI").

     The Company has previously compared the cumulative, five-year return to the Company's shareholders to that of a "peer group" index that did not include Aramark and NSI (the "Old Peer Group"). The Company has chosen to compare the cumulative, five-year return to the Company's shareholders to that of a peer index that includes Aramark and NSI because this index better represents the publicly traded competitors of the Company within the textile services industry. The Company did not include Aramark and NSI in the Old Peer Group because prior to fiscal 2002, Aramark was not a public company and NSI was part of a conglomerate of other businesses. Because Aramark went public (on December 11, 2001) and NSI spun off as a separate textile company (on December 10,
2001), these two companies have now been added to the Peer Index as of the previously stated dates. The cumulative, five-year return to the Old Peer Group is also listed on the following presentation.

     The graph illustrates the cumulative values at the end of each succeeding fiscal quarter resulting from the change in the stock price, assuming dividend reinvestment.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG G&K SERVICES, INC., THE S & P 500 INDEX
                              AND TWO PEER GROUPS

[THE FOLLOWING DATA WAS REPRESENTED AS A LINE CHART IN PRINTED VERSION]

                      6/97    9/97   12/97    3/98    6/98    9/98   12/98    3/99    6/99    9/99   12/99    3/00    7/00    9/00
G&K SERVICES, INC.  100.00   93.97  113.62  118.74  116.42  126.96  144.28  125.19  133.20  109.86   87.87   53.10   68.13   76.33
S & P 500           100.00  107.49  110.58  126.00  130.16  117.21  142.18  149.26  159.78  149.81  172.10  176.04  171.36  169.71
NEW PEER GROUP      100.00  105.01  114.16  143.84  141.81  140.00  187.63  172.69  162.29  151.52  137.26  145.68  138.26  163.69
OLD PEER GROUP      100.00  105.01  114.16  143.84  141.81  140.00  187.63  172.69  162.29  151.52  137.26  145.68  138.26  163.69


                     12/00    3/01    6/01    9/01   12/01    3/02    6/02
G&K SERVICES, INC.   76.55   54.31   73.33   72.43   88.16  101.74   93.54
S & P 500           156.43  137.88  145.95  124.53  137.84  138.22  119.70
NEW PEER GROUP      196.70  147.95  175.20  153.95  184.02  193.81  190.56
OLD PEER GROUP      196.70  147.95  175.20  153.95  184.02  194.57  192.25


*$100 invested on 6/28/97 in stock or on 6/30/97 in index-including reinvestment of dividends.

Copyright (C) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

                              PROPOSAL NUMBER 2:

                           APPROVAL OF AMENDMENT TO
                    1998 STOCK OPTION AND COMPENSATION PLAN

     Subject to ratification by the shareholders, on August 27, 1998, the Board of Directors adopted and approved the 1998 Stock Option and Compensation Plan (the "1998 Plan"), covering 1,500,000 shares of the Company's Class A Common Stock. The Company's shareholders ratified the adoption of the 1998 Plan at the Shareholders' Meeting held on October 29, 1998. Subject to the approval of the shareholders, on August 29, 2002, the Board of Directors approved an amendment to the 1998 Plan. The amendment (i) increases the number of shares of Class A Common Stock reserved for issuance under the 1998 Plan from 1,500,000 to 3,000,000 shares; and (ii) limits the number of shares subject to options that may be granted to any individual under the 1998 Plan in a single fiscal year to 200,000. The brief summary of the 1998 Plan that follows is qualified in its entirety by reference to the complete text, a copy of which is attached to this Proxy Statement as Appendix A.

Description of the Existing 1998 Plan

General.

     The purpose of the 1998 Plan is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives ("Incentives") designed to attract, retain and motivate employees of the Company. The 1998 Plan is administered by the compensation committee (the "Committee") of the Company's Board of Directors. The Committee may grant Incentives to employees of the Company (including officers and directors of the Company, but excluding directors of the Company who are not also full-time employees of the Company) in the following forms, each of which is discussed below: (a) incentive and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) performance shares; and (f) cash awards.

     The maximum number of shares of Class A Common Stock which may currently be issued under the 1998 Plan is 1,500,000 shares, subject to adjustment in the event of a merger, recapitalization or other corporate restructuring. This number represents approximately 7.8% of the outstanding shares of the Class A Company's Common Stock on the Record Date.

     Shareholders are often interested in the potential for equity dilution resulting from grants of equity incentives (stock options, restricted stock, etc.) under a company's equity compensation plans. The percentage amount by which current shareholders' equity interests may be diluted as a result of such grants is commonly referred to as the "overhang." The overhang is calculated by dividing (i) the total number of incentives granted and available for grant under equity compensation plans, by (ii) the total shares outstanding assuming the exercise of all outstanding incentives and the grant and exercise of all available incentives. If the proposed amendment to the 1998 Plan is approved, the maximum number of shares of Class A Common Stock which may be issued under the 1998 Plan would increase to 3,000,000 shares. In that event, the overhang for all of the Company's equity compensation plans (including the 1989 Stock Option and Compensation Plan, the 1998 Plan and the 1996 Director Stock Option
Plan) would be 12.9%.

Description of Incentives.

     Stock Options. The Committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of Class A Common Stock from the Company. The 1998 Plan confers on the Committee discretion, with respect to any such stock option, to determine the number and purchase price of the shares subject to the option, the term of each option and the time or times during its term when the option becomes exercisable.

     Stock Appreciation Rights. A stock appreciation right or SAR is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of Class A Common Stock as to which the SAR is exercised. For this purpose, the "appreciation" in the shares consists of the amount by which the fair market value of the shares of Class A Common Stock on the exercise date exceeds (a) in the case of an SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of an SAR granted alone, without reference to a related stock option, an amount determined by the Committee at the time of grant. The Committee has the discretion to determine the number of shares as to which an SAR will relate as well as the duration and exercisability of an SAR.

     Stock Awards. Stock awards consist of the transfer by the Company to an eligible employee of shares of Class A Common Stock, without payment, as additional compensation for services to the Company. The number of shares transferred pursuant to any stock award is determined by the Committee.

     Restricted Stock. Restricted stock consists of the sale or transfer by the Company to an eligible employee of one or more shares of Class A Common Stock that are subject to restrictions on their sale or other transfer by the employee. The price at which restricted stock will be sold will be determined by the Committee, and it may vary from time to time and among employees and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the 1998 Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to those shares.

     Performance Shares. Performance shares consist of the grant by the Company to an eligible employee of a contingent right to receive cash or payment of shares of Class A Common Stock. The performance shares shall be paid in shares of Class A Common Stock to the extent performance objectives set forth in the grant are achieved. The number of shares granted and the performance criteria are determined by the Committee.

     Cash Awards. A cash award consists of a monetary payment made by the Company to an eligible employee as additional compensation for his services to the Company. Payment may depend on the achievement of specified performance objectives. The amount of any monetary payment constituting a cash award is determined by the Committee.

Transferability of Incentives.

     Except as otherwise determined by the Committee, Incentives granted under the 1998 Plan are non-transferable during the recipient's lifetime, and may be transferred only in the event of the holder's death, by will or the laws of descent and distribution.

Amendment of the 1998 Plan.

     The Board of Directors may amend or discontinue the 1998 Plan at any time. However, no such amendment or discontinuance may, subject to adjustment in the event of a merger, recapitalization, or other corporate restructuring, (a) change or impair, without the consent of the recipient thereof, an Incentive previously granted, (b) materially increase the maximum number of shares of Class A Common Stock which may be issued to all employees under the 1998 Plan,
(c) materially change or expand the types of Incentives that may be granted under the 1998 Plan, (d) materially modify the requirements as to eligibility for participation in the 1998 Plan, or (e) materially increase the benefits accruing to participants. Certain 1998 Plan amendments require shareholder approval, including amendments which would materially increase benefits accruing to participants, increase the number of securities issuable under the 1998 Plan, or change the requirements for eligibility under the 1998 Plan.

Immediate Acceleration of Incentives

     Unless otherwise agreed to in a written agreement between a recipient of an Incentive hereunder and the Company, or unless otherwise determined by the Board of Directors and a majority of the Continuing Directors (as defined in the 1998 Plan), upon the occurrence of certain change of control events described in the 1998 Plan, (a) the restrictions on all shares of restricted stock awards shall lapse immediately, (b) all outstanding options and SARs will become exercisable immediately, and (c) all performance criteria shall be deemed to be met and payment made immediately.

Federal Income Tax Consequences

     The following discussion sets forth certain United States income tax considerations in connection with the ownership of Common Stock. These tax considerations are stated in general terms and are based on the Internal Revenue Code of 1986 in its current form and current judicial and administrative interpretations thereof. This discussion does not address state or local tax considerations with respect to the ownership of Common Stock. Moreover, the tax considerations relevant to ownership of the Common Stock may vary depending on a holder's particular status.

     An employee who receives restricted stock or performance shares subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of section 83 of the Code) will normally realize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. The Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.

     An employee who receives a stock award under the 1998 Plan consisting of shares of Common Stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of Common Stock covered by the award on the date it is made, and the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. An employee who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash will be deductible by the Company.

     When a non-qualified stock option granted pursuant to the 1998 Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of shares of the Common Stock on the exercise date, and the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

     Options that qualify as incentive stock options are entitled to special tax treatment. Under existing federal income tax law, if shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the option or within one year after the transfer of the shares to the optionee, whichever is longer, then (i) no income will be recognized to the optionee upon the exercise of the option;
(ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee's hands, will be treated as long-term capital gain or loss; (iii) the optionee's basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option. The Company understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an "item of tax preference" for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.

     The Company further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee's basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

     If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares surrendered is carried over to the shares received in replacement of the previously owned shares. If the option is a nonstatutory option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

     When a stock appreciation right granted pursuant to the 1998 Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the value of the appreciation which he is entitled to receive pursuant to the formula described above, and the Company will be entitled to a deduction in the same year and in the same amount.

Proposed Amendment to the Plan

     If approved by the Company's shareholders, the proposed amendment to the 1998 Plan will increase the number of shares of Class A Common Stock reserved for issuance under the 1998 Plan from 1,500,000 to 3,000,000 shares. The amendment will also limit the number of shares of Class A Common Stock that may be covered by option grants under the 1998 Plan to any person during any fiscal year to 200,000 shares. This portion of the amendment is required to comply with Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation of certain executive officers. Shareholder approval of the amendment will enable the Company to maximize the deductibility of compensation of its executive officers upon exercise of their future stock option grants under the 1998 Plan.

Proxies and Voting

     The adoption of the amendment to the 1998 Plan requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A and Class B Common Stock present and entitled to vote at the Meeting. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the election of directors, shall not be considered present and entitled to vote on the election of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDMENT TO THE 1998 PLAN.

                      SECURITIES AUTHORIZED FOR ISSUANCE

     The Company maintains the 1989 Stock Option and Compensation Plan (the "1989 Plan"), the 1996 Director Stock Option Plan (the "Director Plan") and the 1998 Stock Option and Compensation Plan (the "1998 Plan"). The Company established the 1989 Plan with the purpose of granting equity awards to employees of the Company (including officers and directors but excluding directors who are not also full-time employees of the Company). Although the Company's ability to grant equity awards under the 1989 Plan terminated on the tenth anniversary of the date the 1989 Plan was approved by the Company's shareholders, the 1989 remains in effect to administer the equity awards granted thereunder that remain outstanding. To take the place of the 1989 Plan, the Company adopted the 1998 Plan, pursuant to which the Company may grant equity awards to employees of the Company (including officers and directors but excluding directors who are not also full-time employees of the Company). Under the Director Plan, the Company may issue equity awards to members of the Company's Board of Directors who are not also employees of the Company or any Company subsidiaries. The 1989 Plan, the 1996 Plan and the 1998 Plan have all been approved by the shareholders of the Company.

     The following table sets forth certain information as of June 29, 2002 with respect to the 1989 Plan, the Director Plan and the 1998 Plan. The table does not include information about the proposed amendment to the 1998 Plan:

                     Equity Compensation Plan Information

                                                                                                                 Number of
                                                                                                                 Securities
                                                                                                                 Remaining
                                                                    Number of                               Available for Future
                                                                    Securities                                Issuances Under
                                                                to be Issued Upon      Weighted-Average            Equity
                                                                   Exercise of        Exercise Price of      Compensation Plans
                                                                   Outstanding           Outstanding             (Excluding
                                                                     Options               Options          Securities Reflected
                        Plan Category                                  (A)                   (B)               in Column (A))
------------------------------------------------------------   -------------------   -------------------   ---------------------
Equity Compensation Plans Approved By Security Holders:

  Stock Option and Compensation Plans (2)                           1,131,920              $ 31.98              329,641(1)
  1996 Director Stock Option Plan                                      39,000              $ 31.86               56,000
                                                                    ---------              -------              -------
  Total:                                                            1,170,920              $ 31.98              385,641(1)
Equity Compensation Plans Not Approved By Security Holders:
  None.
TOTAL:                                                              1,170,920              $ 31.98              385,641(1)

------------
(1) This number does not include the shares to be reserved for issuance under the 1998 Stock Option and Compensation Plan upon approval of Proposal 2. If Proposal 2 is approved, the number of securities remaining available for future issuance under the Company's Stock Option and Compensation Plans(2) would be 1,829,641 shares and the aggregate number of securities remaining available for future issuance under all of the Company's equity compensation plans would be 1,885,641 shares.

(2) Includes the Company's 1989 Stock Option and Compensation Plan and 1998 Stock Option and Compensation Plan.

                              PROPOSAL NUMBER 3:

                         TO RATIFY THE APPOINTMENT OF
                             INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of directors has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year 2003. Ernst & Young has performed this function for the Company commencing with the fiscal year ended June 29, 2002. Members of Ernst & Young will be available at the Meeting to answer questions and to make a statement if they desire to do so.

Change in Independent Auditors

     On May 23, 2002, the Company's Board of Directors and its Audit Committee decided to no longer engage Arthur Andersen LLP as the Company's independent auditors and engaged Ernst & Young LLP to serve as the Company's independent auditors for fiscal 2002.

     Arthur Andersen's reports on the Company's consolidated financial statements for each of the fiscal years ended July 1, 2000 and June 30, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended July 1, 2000 and June 30, 2001 and through the date of Arthur Andersen's dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with its report on the Company's consolidated financial statements, and there are no reportable events as described under
Item 304 (a) (2) (i) and (ii) of Regulation S-K.

     During the fiscal years ended July 1, 2000 and June 30, 2001 and through the date of the Company's engagement of Ernst & Young, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events described under Item 304
(a) (2) (i) and (ii) of Regulation S-K.

Fees billed to Company by Auditors:

     Fees billed by Ernst & Young and Arthur Andersen for the last fiscal year were:

   Audit Fees (Ernst & Young):                                $130,000(1)
   Audit Fees (Arthur Andersen):                               $25,500(2)

   Financial Information Systems Design and Implementation Fees: $0

   All Other Fees (Ernst & Young):                             $20,000(3)
   All Other Fees (Arthur Andersen):                          $875,460(3)
------------
(1) Represents amounts related to audit of the Company's fiscal 2002 financial statements.

(2) Represents amounts related to review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q.

(3) Represents amounts billed for all other non-audit services (including tax related services, audits of benefit plans, accounting consultations and acquisition related services) rendered to the Company in fiscal 2002.

Vote Required

     Ratification of Ernst & Young LLP's appointment as independent auditors of the Company for the fiscal year 2003 requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A and Class B Common Stock present and entitled to vote at the Meeting. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the election of directors, shall not be considered present and entitled to vote on the election of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF AUDITORS.

                                 OTHER MATTERS

Board of Directors and Committees

     The Board of Directors held six meetings during fiscal 2002. The Company has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee of the Board of Directors. No director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he served during the 2002 fiscal year (or portion thereof).

     The Company's Audit Committee, which presently consists of Chairman Paul Baszucki and Messrs. Michael G. Allen and D. R. Verdoorn, held three meetings during fiscal 2002. The Board of Directors of the Company has adopted a written charter of the Audit Committee, which charter was attached as Appendix A to the proxy statement for the Company's Annual Meeting of Shareholders held October 26, 2000. As set forth in the Audit Committee charter, the Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, reviews the internal audit plan and results of their audit and reviews the adequacy of the Company's system of internal accounting controls. The report of the Audit Committee is set forth below.

     The Company's Compensation Committee, which presently consists of Chairman Wayne M. Fortun and Messrs. Donald W. Goldfus, William M. Hope and M. Lenny Pippin, held three meetings during fiscal 2002. The Compensation Committee reviews the Company's remuneration policies and practices and makes recommendations to the Board in connection with all compensation matters affecting the executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

     The Company's Compensation Committee is currently comprised of Chairman Wayne M. Fortun and Messrs. Donald W. Goldfus, William M. Hope and M. Lenny Pippin. Messrs. Fortun, Goldfus and Hope served on the Compensation Committee throughout the entirety of fiscal 2002, and Mr. Pippin has served on the Compensation Committee since November 8, 2001, the date on which Mr. Pippin was elected to the Company's Board of Directors. Mr. Hope served as the Chief Executive Officer of the Company from January 1997 until January 1999, and served as the Company's Chief Operating Officer from 1993 to 1997.

Report of the Audit Committee

     The Company has established a three-member audit committee within the Board of Directors that presently consists of Chairman Paul Baszucki and Messrs. Michael G. Allen and D.R. Verdoorn. The primary functions of the Audit Committee are (i) to serve an as independent and objective party to monitor the Company's financial reporting process and internal control system, (ii) to review and appraise the audit efforts of the Company's independent accountants and internal audit department, and (iii) to provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

     The Board of Directors has determined that each of the three audit committee members is an "independent director", as such term is defined by
Section 4200(a)(13) of the National Association of Securities Dealers' listing standards. The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. The Board of Directors has reviewed, assessed the adequacy of, and approved a written audit committee charter. The audit committee intends to re-assess the adequacy of its charter following the final adoption of new corporate governance standards currently proposed by Nasdaq and new rules regarding audit committee composition and responsibility contemplated by the recently enacted Sarbanes-Oxley Act of 2002.


     The Audit Committee has reviewed the Company's audited financial statements for the last fiscal year and discussed them with management.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     The Audit Committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year.

     On May 23, 2002, the Board of Directors of G&K Services, Inc., upon recommendation of the Audit Committee, decided to no longer engage Arthur Andersen LLP as the Company's independent auditors and engaged Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending June 29, 2002.

                                                               MICHAEL G. ALLEN
                                                                  PAUL BASZUCKI
                                                                  D.R. VERDOORN

Board Compensation Committee Report on Executive Compensation

     Decisions on compensation of the Company's executive officers generally have been made by the Compensation Committee (the "Compensation Committee") of the Board. Each member of the Compensation Committee is a non-employee director. The members of the Compensation Committee are Chairman Wayne M. Fortun and Messrs. Donald W. Goldfus, William M. Hope and M. Lenny Pippin.

     All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Board of Directors addressing the Company's compensation policies for the fiscal year ended June 29, 2002 as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     There are three elements in the Company's executive compensation program, each of which is determined by individual and corporate performance: base salary compensation, annual incentive compensation and long-term incentive compensation.

     Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experience required by the job, comparisons with comparable companies and the performance and potential of the incumbent in the job.

     For fiscal 2002, the Named Executive Officers of the Company, together with certain other vice presidents and regional vice presidents, were eligible to receive an annual incentive bonus. The Compensation Committee established a target bonus for each executive officer expressed as a percentage of base salary. These percentages varied by executive officer, ranging from 30% to a high of 40%. Under certain circumstances, which included attaining certain financial thresholds predetermined by the Compensation Committee, the executive officers were entitled to receive up to 150% of such target bonus percentage. The bonus program identified four key performance measures, although the Compensation Committee retained discretion in considering additional factors in awarding bonuses. The four key performance measures included earnings per share gain, revenue gain, customer satisfaction and employee satisfaction. Each element of the incentive compensation program is weighted equally. In the case of earnings per share and revenue gain, bonus credit is based on meeting operating forecasts approved by the Board of Directors of the Company. In the case of customer and employee satisfaction, bonus credit is based on independent customer surveys and Company-wide employee sensing ratings, including surveys, exit interviews and employee turnover rates. The Compensation Committee did not award any annual incentive bonuses to the Named Executive Officers for fiscal 2002.

     Long-term incentive compensation, pursuant to the Company's 1998 Stock Option and Compensation Plan, to the Chief Executive Officer, as well as other executive officers of the Company, is designed to integrate compensation with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, assist in the retention of executives and align the long-term interests of management with those of the Company's shareholders. The Compensation Committee makes recommendations to the Board regarding the granting of restricted stock awards and stock option grants to executives and key personnel. Awards vest and options become exercisable based upon criteria established by the Company.

     On September 1, 2001, the Compensation Committee made awards of non-qualified stock options to certain of the Company's executive officers as follows: Mr. Richard M. Fink, Chairman of the Board -- 6,887 shares; Mr. Thomas
R. Moberly, President and Chief Executive Officer -- 8,050 shares; Mr. Robert
G. Wood, Executive Vice President -- 4,920 shares; and Mr. Jeffrey L. Wright, Chief Financial Officer and Secretary -- 3,220 shares. All of the above-referenced options have an exercise price equal to $27.95 per share, the fair market value of the Common Stock on the grant date, and vest on September 1, 2004. On November 7, 2001, the Compensation Committee approved awards of restricted stock to Mr. Fink and Mr. Moberly in the amount of 6,000 and 12,860 shares, respectively. Each such award of restricted stock was granted on January 4, 2002 and vests in five equal annual installments beginning on the one-year anniversary of the grant. The Compensation Committee also recommended that stock options be granted to certain other non-executive officers of the Company.

     The compensation of Mr. Moberly, who served as the Company's President and Chief Executive Officer in fiscal 2002, was determined by applying a process and philosophy similar to that of other executive officers. In fiscal 2002, Mr. Moberly received a base salary of $475,000. Although Mr. Moberly was eligible for an annual incentive bonus of approximately forty percent (40%) of his base salary, he did not receive any incentive bonus for fiscal 2002 due in large part on the Company's performance during fiscal 2002. In 1997, Mr. Moberly received a restricted stock award of 4,732 shares. The award vests in seven equal annual installments, and 676 shares vested in 2002. Mr. Moberly received a bonus in 2002 in the amount of approximately $24,860 to cover taxes due on the value of the restricted shares that vested in 2002. As noted above, Mr. Moberly was also awarded 12,860 shares of restricted stock on January 4, 2002 that vests in five equal annual installments beginning on the one-year anniversary of the grant, and an option to acquire 8,050 shares of the Company's common stock at an exercise price of $27.95, which vests on September 1, 2004.

     The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

                                                                WAYNE M. FORTUN
                                                              DONALD W. GOLDFUS
                                                                WILLIAM M. HOPE
                                                                M. LENNY PIPPIN

Certain Transactions

     The Company and Norstan, Inc., a Minnesota corporation of which Mr. Paul Baszucki serves as Chairman of the Board of Directors, have entered into an Information Technology Strategic Planning and Support Agreement dated as of July 29, 1999, and a Services Agreement dated as of August 2, 1999. In fiscal 2002, the Company paid an aggregate of $79,256 to Norstan, Inc. in exchange for technology-related consulting and other professional services pursuant to these agreements.

     On June 25, 2002, the Company entered into an Executive Employment Agreement with Richard L. Marcantonio that became effective on July 15, 2002 and under which Mr. Marcantonio currently serves as the Company's President and Chief Operating Officer. Pursuant to this agreement, the Company was obligated to extend a $400,000 interest-free loan to Mr. Marcantonio to help offset certain expenses related to the transition from Mr. Marcantonio's former employment. As contemplated by the Executive Employment Agreement, the Company entered into a loan transaction with Mr. Marcantonio on July 26, 2002. Under the terms of the loan, the principal amount is payable in five annual installments of $80,000 beginning on the first anniversary of the date of the loan, except that the Company will forgive $40,000 of each installment so long as Mr. Marcantonio continues to be employed by the Company. The installment payments will further be reduced by the amount of any income tax imposed resulting of the above-referenced forgiveness or the interest-free nature of the loan. Mr. Marcantonio has pledged certain securities to the Company to secure his repayment obligations. To date, the entire principal balance of the loan remains outstanding.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Each of Jeffrey L. Wright and Michael F. Woodard, Chief Financial Officer and Controller of the Company, respectively, filed a Form 5 in September, 2002 that were originally due on August 13, 2002. Except as set forth above, based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended June 29, 2002, its officers, directors and greater-than-ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Proposals of Shareholders

     All proposals of shareholders intended to be included in the 2003 Proxy Statement of the Company and presented at the 2003 Annual Meeting of Shareholders of the Company must be received by the Company at its executive offices on or before May 27, 2003.

Discretionary Proxy Voting Authority / Untimely Shareholder Proposals

     Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in the Company's proxy statement. The Rule provides that if a proponent of a proposal fails to notify the company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

     With respect to the Company's 2003 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by August 10, 2003, the management proxies will be allowed to use their discretionary authority as outlined above.

Solicitation

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        G&K SERVICES, INC.

                                        Jeffrey L. Wright, Secretary

                                                                     Appendix A


                              G&K SERVICES, INC.
                             1998 STOCK OPTION AND
                               COMPENSATION PLAN

     1. Purpose. The purpose of the 1998 Stock Option and Compensation Plan (the "1998 Plan") of G&K Services, Inc. (the "Company") is to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives described herein ("Incentives") which are designed to attract, retain and motivate employees. Incentives may consist of opportunities to purchase or receive shares of Class A Common Stock, $.50 par value, of the Company ("Common Stock"), monetary payments or both on terms determined under this 1998 Plan.

     2. Administration. The 1998 Plan shall be administered by the compensation committee (the "Committee") of the Board of Directors of the Company. The Committee shall consist of not less than two directors of the Company and shall be appointed from time to time by the Board of Directors of the Company. Each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 ("Non-Employee Directors"), and the regulations promulgated thereunder (the "1934 Act"). The Board of Directors of the Company may from time to time appoint members of the Committee in substitution for, or in addition to, members previously appointed, and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of the Committee's members shall constitute a quorum. All action of the Committee shall be taken by the majority of its members. Any action may be taken by a written instrument signed by majority of the members and actions so taken shall be fully effective as if they had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable. The Committee shall have complete authority to award Incentives under the 1998 Plan, to interpret the 1998 Plan, and to make any other determination which it believes necessary and advisable for the proper administration of the 1998 Plan. The Committee's decisions and matters relating to the 1998 Plan shall be final and conclusive on the Company and its participants.

     3. Eligible Employees. Employees of the Company and its subsidiaries (including officers and directors, but excluding directors of the Company who are not also full-time employees of the Company) shall become eligible to receive Incentives under the 1998 Plan when designated by the Committee. Employees may be designated individually or by groups or categories (for example, by pay grade) as the Committee deems appropriate. Participation by officers of the Company and any performance objectives relating to such officers must be approved by the Committee. Participation by others and any performance objectives relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate participants who are not officers and to set or modify such targets may be delegated.

     4. Types of Incentives. Incentives under the 1998 Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-statutory stock options (section 6); (b) stock appreciation rights ("SARs") (section 7); (c) stock awards (section 8); (d) restricted stock (section 8); (e) performance shares (section 9); and (f) cash awards (section
10).

   5. Shares Subject to the 1998 Plan.

     5.1. Number of Shares. Subject to adjustment as provided in Section 11.6, the number of shares of Common Stock which may be issued under the 1998 Plan shall not exceed 1,500,000 shares of Common Stock.

     5.2. Cancellation. To the extent that cash in lieu of shares of Common Stock is delivered upon the exercise of an SAR pursuant to Section 7.4, the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related option. In the event that a stock option or SAR granted hereunder expires or is terminated or canceled unexercised as to any shares of Common Stock, such shares may again be issued under the 1998 Plan either pursuant to stock options, SARs or otherwise. In the event that shares of Common Stock are issued as restricted stock or pursuant to a stock award and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the 1998 Plan, either as restricted stock, pursuant to stock awards or otherwise. The Committee may also determine to cancel, and agree to the cancellation of, stock options in order to make a participant eligible for the grant of a stock option at a lower price than the option to be canceled.

     5.3. Type of Common Stock. Common Stock issued under the 1998 Plan in connection with stock options, SARs, performance shares, restricted stock or stock awards, will be authorized and unissued shares.

     6. Stock Options. A stock option is a right to purchase shares of Common Stock from the Company. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

     6.1. Price. The option price per share shall be determined by the Committee, subject to adjustment under Section 11.6.

     6.2. Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to adjustment as provided in
   Section 11.6. The number of shares of Common Stock subject to a stock option shall be reduced in the same proportion that the holder thereof exercises an SAR if any SAR is granted in conjunction with or related to the stock option.

     6.3. Duration and Time for Exercise. Subject to earlier termination as provided in Section 11.4, the term of each stock option shall be determined by the Committee but shall not exceed ten years and one day from the date of grant. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee at the time of grant. No stock option may be exercised during the first twelve months of its term. Except as provided by the preceding sentence, the Committee may accelerate the exercisability of any stock option. Subject to the foregoing and with the approval of the Committee, all or any part of the shares of Common Stock with respect to which the right to purchase has accrued may be purchased by the Company at the time of such accrual or at any time or times thereafter during the term of the option.

     6.4. Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars upon exercise of the option and may be paid by cash; uncertified or certified check; bank draft; by delivery of shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised; by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a stockholder.

     6.5. Incentive Stock Options. Notwithstanding anything in the 1998 Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended):

       (a) The aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all of the Company's plans) shall not exceed $100,000.

       (b) Any Incentive Stock Option certificate authorized under the 1998 Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the options as Incentive Stock Options.

       (c) All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by Board of Directors or the date this Plan was approved by the stockholders.

       (d) Unless sooner exercised, all Incentive Stock Options shall expire no later than 10 years after the date of grant.

       (e) The option price for Incentive Stock Options shall be not less than the Fair Market Value of the Common Stock subject to the option on the date of grant.

       (f) No Incentive Stock Options shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

     7. Stock Appreciation Rights. An SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in Section 7.4. An SAR may be granted (a) with respect to any stock option granted under this Plan, either concurrently with the grant of such stock option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the following terms and conditions:

     7.1. Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 11.6. In the case of an SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

     7.2. Duration. Subject to earlier termination as provided in Section 11.4, the term of each SAR shall be determined by the Committee but shall not exceed ten years and one day from the date of grant. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable. No SAR may be exercised during the first twelve months of its term. Except as provided in the preceding sentence, the Committee may in its discretion accelerate the exercisability of any SAR.

     7.3. Exercise. An SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Section 7.4.

     7.4. Payment. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock (which, as it pertains to officers and directors of the Company, shall comply with all requirements of the 1934
   Act), the number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:

       (a) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the "appreciation" shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of an SAR related to a stock option, the purchase price of the shares of Common Stock under the stock option or (2) in the case of an SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Committee at the time of grant, subject to adjustment under Section 11.6); by

       (b) the Fair Market Value of a share of Common Stock on the exercise date.

       In lieu of issuing shares of Common Stock upon the exercise of an SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise.

     8. Stock Awards and Restricted Stock. A stock award consists of the transfer by the Company to a participant of shares of Common Stock, without other payment therefor, as additional compensation for services to the Company. A share of restricted stock consists of shares of Common Stock which are sold or transferred by the Company to a participant at a price determined by the Committee (which price shall be at least equal to the minimum price required by applicable law for the issuance of a share of Common Stock) and subject to restrictions on their sale or other transfer by the participant. The transfer of Common Stock pursuant to stock awards and the transfer and sale of restricted stock shall be subject to the following terms and conditions:

     8.1. Number of Shares. The number of shares to be transferred or sold by the Company to a participant pursuant to a stock award or as restricted stock shall be determined by the Committee.

     8.2. Sale Price. The Committee shall determine the price, if any, at which shares of restricted stock shall be sold to a participant, which may vary from time to time and among participants and which may be below the Fair Market Value of such shares of Common Stock at the date of sale.

     8.3. Restrictions. All shares of restricted stock transferred or sold hereunder shall be subject to such restrictions as the Committee may determine, including, without limitation any or all of the following:

       (a) a prohibition against the sale, transfer, pledge or other encumbrance of the shares of restricted stock, such prohibition to lapse at such time or times as the Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);

       (b) a requirement that the holder of shares of restricted stock forfeit, or (in the case of shares sold to a participant) resell back to the Company at his cost, all or a part of such shares in the event of termination of his employment during any period in which such shares are subject to restrictions;

       (c) such other conditions or restrictions as the Committee may deem advisable.

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     8.4. Escrow. In order to enforce the restrictions imposed by the Committee pursuant to Section 8.3, the participant receiving restricted stock shall enter into an agreement with the Company setting forth the conditions of the grant. Shares of restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend in substantially the following form:

     The transferability of this certificate and the shares of Class A Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 1998 Stock Option and Compensation Plan of G&K Services, Inc. (the "Company"), and an agreement entered into between the registered owner and the Company. A copy of the 1998 Plan and the agreement is on file in the office of the secretary of the Company.

     8.5. End of Restrictions. Subject to Section 11.5, at the end of any time period during which the shares of restricted stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the participant or to the participant's legal representative, beneficiary or heir.

     8.6. Stockholder. Subject to the terms and conditions of the 1998 Plan, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Dividends paid in cash or property other than Common Stock with respect to shares of restricted stock shall be paid to the participant currently.

     9. Performance Shares. A performance share consists of an award which shall be paid in shares of Common Stock, as described below. The grant of performance share shall be subject to such terms and conditions as the Committee deems appropriate, including the following:

     9.1. Performance Objectives. Each performance share will be subject to performance objectives for the Company or one of its operating units to be achieved by the end of a specified period. The number of performance shares granted shall be determined by the Committee and may be subject to such terms and conditions, as the Committee shall determine. If the performance objectives are achieved, each participant will be paid in shares of Common Stock or cash. If such objectives are not met, each grant of performance shares may provide for lesser payments in accordance with formulas established in the award.

     9.2. Not Stockholder. The grant of performance shares to a participant shall not create any rights in such participant as a stockholder of the Company, until the payment of shares of Common Stock with respect to an award.

     9.3. No Adjustments. No adjustment shall be made in performance shares granted on account of cash dividends which may be paid or other rights which may be issued to the holders of Common Stock prior to the end of any period for which performance objectives were established.

     9.4. Expiration of Performance Share. If any participant's employment with the Company is terminated for any reason other than normal retirement, death or disability prior to the achievement of the participant's stated performance objectives, all the participant's rights on the performance shares shall expire and terminate unless otherwise determined by the Committee. In the event of termination of employment by reason of death, disability, or normal retirement, the Committee, in its own discretion may determine what portions, if any, of the performance shares should be paid to the participant.

     10. Cash Awards. A cash award consists of a monetary payment made by the Company to a participant as additional compensation for his services to the Company. Payment of a cash award will normally depend on achievement of performance objectives by the Company or by individuals. The amount of any monetary payment constituting a cash award shall be determined by the Committee in its sole discretion. Cash awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the Committee determines to be appropriate.

   11. General.

     11.1. Effective Date. The 1998 Plan will become effective upon its approval by the affirmative vote of the holders of a majority of the voting power of the shares of the Company's Class A and Class B Common Stock present and entitled to vote at a meeting of its stockholders. Unless approved within one year after the date of the 1998 Plan's adoption by the Board of Directors, the 1998 Plan shall not be effective for any purpose.

     11.2. Duration. The 1998 Plan shall remain in effect until all Incentives granted under the 1998 Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the 1998 Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the 1998 Plan have lapsed. No Incentives may be granted under the 1998 Plan after the tenth anniversary of the date the 1998 Plan is approved by the stockholders of the Company.

     11.3. Non-transferability of Incentives. No stock option, SAR, restricted stock or performance award may be transferred, pledged or assigned by the holder thereof (except, in the event of the holder's death, by will or the laws of descent and distribution to the limited extent provided in the 1998 Plan or in the Incentive) and the Company shall not be required to recognize any attempted assignment of such rights by any participant. During a participant's lifetime, an Incentive may be exercised only by him or by his guardian or legal representative.

     11.4. Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company for any reason, including death, any Incentives may be exercised or shall expire at such times as may be determined by the Committee.

     11.5. Additional Condition. Notwithstanding anything in this Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     11.6. Adjustment. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the 1998 Plan, including shares subject to restrictions, options, or achievement of performance share objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common

   Stock then subject to the 1998 Plan, including shares subject to restrictions, options or achievements of performance shares, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

     11.7. Incentive Plans and Agreements. Except in the case of stock awards or cash awards, the terms of each Incentive shall be stated in a plan or agreement approved by the Committee. The Committee may also determine to enter into agreements with holders of options to reclassify or convert certain outstanding options, within the terms of the 1998 Plan, as Incentive Stock Options or as non-statutory stock options and in order to eliminate SARs with respect to all or part of such options and any other previously issued options.

     11.8. Withholding.

       (a) The Company shall have the right to withhold from any payments made under the 1998 Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option or SAR, the participant may satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold from the distribution shares of Common Stock having a value up to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date").

       (b) Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. An Election is irrevocable.

       (c) If a participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act, then an Election is subject to the following additional restrictions:

         (1) No Election shall be effective for a Tax Date which occurs within six months of the grant of the award, except that this limitation shall not apply in the event death or disability of the participant occurs prior to the expiration of the six-month period.

         (2) The Election must be made either six months prior to the Tax Date or must be made during a period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

     11.9. No Continued Employment or Right to Corporate Assets. No participant under the 1998 Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation. Nothing contained in the 1998 Plan shall be construed as giving an employee, the employee's beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

     11.10. Deferral Permitted. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive. Payment may be deferred at the option of the participant if provided in the Incentive.

     11.11. Amendment of the 1998 Plan. The Board may amend or discontinue the 1998 Plan at any time. However, no such amendment or discontinuance shall, subject to adjustment under Section 11.6, (a) change or impair, without the consent of the recipient, an Incentive previously granted, (b) increase the maximum number of shares of Common Stock which may be issued to all participants under the 1998 Plan, (c) change or expand the types of Incentives that may be granted under the 1998 Plan, (d) change the class of persons eligible to receive Incentives under the 1998 Plan, or (e) materially increase the benefits accruing to participants under the 1998 Plan.

     11.12. Immediate Acceleration of Incentives. Notwithstanding any provision in this Plan or in any Incentive to the contrary (unless otherwise agreed to in a written agreement between a recipient of an Incentive hereunder and the Company), (a) the restrictions on all shares of restricted stock awards shall lapse immediately, (b) all outstanding options and SARs will become exercisable immediately, and (c) all performance shares shall be deemed to be met and payment made immediately, if subsequent to the date that the 1998 Plan is approved by the Board of Directors of the Company, any of the following events occur, unless otherwise determined by the Board of Directors and a majority of the Continuing Directors (as defined below):

       (1) any person or group of persons becomes the beneficial owner of 30% or more of any equity security of the Company entitled to vote for the election of directors;

       (2) a majority of the members of the Board of Directors of the Company is replaced within the period of less than two years by directors not nominated and approved by the Board of Directors; or

       (3) the stockholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation).

     For purposes of this Section 11.12, beneficial ownership by a person or group of persons shall be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. Beneficial ownership of more than 30% of an equity security may be established by any reasonable method, but shall be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership. If the restrictions and forfeitability periods are eliminated by reason of provision
(1), the limitations of this Plan shall not become applicable again should the person cease to own 30% or more of any equity security of the Company.

     For purposes of this Section 11.12, "Continuing Directors" are directors
(a) who were in office prior to the time any of provisions (1), (2) or (3) occurred or any person publicly announced an intention to acquire 20% or more of any equity security of the Company, (b) directors in office for a period of more than two years, and (c) directors nominated and approved by the Continuing Directors.

     11.13. Definition of Fair Market Value. Whenever "Fair Market Value" of Common Stock shall be determined for purposes of this Plan, it shall be determined by reference to the last sale price of a share of Common Stock on the NASDAQ National Market ("NASDAQ") on the applicable date. If NASDAQ is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on NASDAQ.